ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

 (PURSUANT TO NRS 78.385 and 78.390)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Corporations
(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

1.	Name of corporation:
Dragon Beverage, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):
Article III: Capital Stock Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is two hundred million (200,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is one hundred ninety million (190,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000) shares.

SEE ATTACHED

3.	The vote by which the stockholders holding shares in the corporationentitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:
majority

4.	Effective date of filing (optional):

5.	Signatures (required)

X /s/ Igor Svishevskiy
Signature

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.